Exhibit 10.1

FIRST AMENDMENT TO

Hilltop Holdings Inc.

EMPLOYEE STOCK PURCHASE PLAN

This FIRST AMENDMENT TO Hilltop Holdings Inc. EMPLOYEE STOCK PURCHSE Plan (this “Amendment”), effective as of April 21, 2022 (the “Effective Date”), is made and entered into by Hilltop Holdings Inc., a Maryland corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Hilltop Holdings Inc. Employee Stock Purchase Plan (the “Plan”).

RECITALS

WHEREAS, Section 12(a) of the Plan provides that the Board may amend the Plan at any time in any respect the Board deems necessary or advisable; provided, however, that stockholder approval shall be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that, among other things, materially increases the number of shares of Common Stock available for issuance under the Plan;

WHEREAS, the Company desires to amend the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan, as set forth in Section 3(a) of the Plan, subject to the provisions of Section 11(a) relating to Capitalization Adjustments, by an additional 800,000 shares of Common Stock (the “Increased Share Amount”); and

WHEREAS, this Amendment materially increases the number of shares of Common Stock available for issuance under the Plan, and consequently, the Company intends to submit this Amendment to the Company’s stockholders for their approval in accordance with Section 12(a) of the Plan.

NOW, THEREFORE, in accordance with Section 12(a) of the Plan, the Plan is hereby amended, effective as of the Effective Date, as follows:

1.            Section 3(a) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 3(a):

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate One Million Four Hundred Thousand (1,400,000) shares of Common Stock.

2.            This Amendment shall be effective as of the Effective Date; provided, however, that no Purchase Rights may be exercised by Participants as to the Increased Share Amount until the Company’s stockholders have timely approved this Amendment. In the event stockholder approval of this Amendment is not obtained within twelve (12) months of the Effective Date, the additional shares reserved for issuance under the Plan pursuant to this Amendment shall not be available for grant as shares of Common Stock.

3.            Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the Effective Date.

Hilltop Holdings Inc.

By:	/s/ COREY G. PRESTIDGE
Name:	Corey G. Prestidge
Title:	Executive Vice President, General & Secretary